Exhibit 10.13

CHIPOTLE MEXICAN GRILL, INC. 1401 WYNKOOP STREET, SUITE 500 DENVER, CO 80202	MAIN 303.595.4000 WEB chipotle.com

March 9, 2018

Dear Chris,

Congratulations and welcome to Chipotle! Below are the updated details of your offer:

•	Your title will be Chief Marketing Officer and your start date will be April 2nd, 2018. You will report to me.
•	Your base salary will be $23,076.94 per biweekly pay period ($600,000 annual equivalent).
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You will be granted approximately $1,000,000 of Stock Only Stock Appreciation Rights (SOSARs) and approximately $500,000 of Restricted Stock Units (RSUs) as early as practicable in the first open trading window under Chipotle’s Insider Trading Policy occurring after your start date. The number of SOSARs will be calculated using a Black-Scholes Value on the date of grant. The SOSARs will have a one hundred and twenty-five percent (125%) premium exercise price from the stock price on the date of grant. The number of RSUs will be calculated using the closing stock price on the date of grant.  The grants must be approved by our Compensation Committee. Fifty percent (50%) of such grants will vest on the 2nd anniversary of the date of grant and fifty percent (50%) will vest on the 3rd anniversary of the date of grant.  The SOSARs will have a seven-year term and both the SOSARs and RSUs will be subject to the terms and conditions of the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan and your grant agreements.

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You will receive a sign-on bonus in the amount of $500,000, which will be paid on or around your start date. If you quit or are terminated for cause prior to your twelve-month anniversary of your start date, you will be required to pay this amount back to Chipotle.

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You will be eligible for annual equity grant awards. The 2018 award will be granted to you as early as practicable in the first open trading window under Chipotle’s Insider Trading Policy occurring after your start date. You will receive a combination of performance shares (60%) and SOSARs (40%) with a grant date value of approximately $1,500,000. The SOSARs will have a one hundred and ten percent (110%) premium exercise price

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CHIPOTLE MEXICAN GRILL, INC. 1401 WYNKOOP STREET, SUITE 500 DENVER, CO 80202	MAIN 303.595.4000 WEB chipotle.com

from the stock price on the date of grant. The other terms of these grants will be consistent with the terms provided to the other Officers of the Company. These grants must be approved by our Compensation Committee.

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You will be eligible to participate in Chipotle's annual incentive program (AIP). Please consult the current year AIP for the terms and conditions. Your target incentive will be 65% of your base salary and your 2018 AIP will be for the full year (i.e., no proration).

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You will be eligible to be considered for an annual merit review so long as you remain employed with Chipotle (this is pro-rated based upon start date). This review might lead to an increase in your compensation and is tied to your annual performance review. You will first be eligible for an annual merit increase in 2019.

•	You will be eligible to receive a car allowance of $1,350 per pay period ($35,100 annual equivalent).
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As a regular full-time employee, you will be eligible for a Chipotle benefits package. If you're interested in enrolling in these benefits opportunities, you must complete online enrollment within 30 days from your start date.

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Chipotle will provide a relocation package to assist with the cost of your move to Denver. This will include items such as a pack and move, reimbursement of closing costs to a certain level and a miscellaneous allowance. It does not include the purchase of your residence. If you quit or are terminated for cause prior to your twelve-month anniversary date, you will be required to pay this amount back to Chipotle.

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You will be eligible to participate in the Nonqualified Deferred Compensation Plan and the Nonqualified Deferred Bonus Plan allowing for pre-tax contributions of both regular earnings and bonus earnings beyond the IRS limitations into the Chipotle Mexican Grill 401(k) Plan. Additional information regarding eligibility and enrollment will be provided to you at the time of the annual enrollment for both plans.

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Termination of Employment: If, prior to the fifth anniversary of your start date, your employment is terminated by the Company without cause or by you with good reason, then, subject to your execution and delivery of a general release of claims in favor of the Company and its affiliates in the Company’s customary form for senior executives (and your non-

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CHIPOTLE MEXICAN GRILL, INC. 1401 WYNKOOP STREET, SUITE 500 DENVER, CO 80202	MAIN 303.595.4000 WEB chipotle.com

revocation of the release during the time period set forth therein), the Company shall pay you an amount in cash equal to one year of your then-current base salary (the “Severance Payment”) and your target bonus, which amount shall be paid to you in equal monthly installments during the twelve-month period following such termination of employment; provided, however, that the first such installment shall be paid on the 60th day following the date of such termination of employment and such first installment shall include any portion of the Severance Payment that would have otherwise been payable during the period between such date of termination and such payment date.

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Confidential Information: You agree to hold the confidential information (as defined below) in the strictest of confidence and further agree that, during your employment and at all times after your termination of employment for any reason, you shall not, in any capacity, directly or indirectly, use, disclose, publish, or make available to any person or entity any confidential information, except as may be necessary on behalf of the Company, on a “need to know” basis, in the ordinary course of your employment with the Company. Notwithstanding the foregoing, the confidentiality obligations under this paragraph shall not apply to any (1) information that is now in the public domain or subsequently enters the public domain by publication or otherwise through no action or fault of yours; or (2) information required to be disclosed by law or by a government agency or necessary to defend or prosecute a claim brought against you. For purposes of this letter, “confidential information” means the Company’s and its affiliates’ trade secrets and other secret or confidential information, knowledge, or data concerning the Company’s and its affiliates’ businesses, strategies, operations, clients, customers, prospects, financial affairs, organizational and personnel matters, policies, procedures, and other nonpublic matters, or concerning those of third parties.

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Noncompetition:  You acknowledge that, in the course of your employment with and service to the Company and its affiliates (including their predecessors and any successor entities), you will learn certain confidential information, and that your employment with the Company will be of special, unique, and extraordinary value to the Company and its affiliates. Therefore, you agree that, during your employment with the Company and for the twelve-month period commencing on the date on which your employment terminates for any reason, you shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as

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CHIPOTLE MEXICAN GRILL, INC. 1401 WYNKOOP STREET, SUITE 500 DENVER, CO 80202	MAIN 303.595.4000 WEB chipotle.com

an employee, director, consultant, independent contractor, or otherwise, and whether or not for compensation), or render services, advice, or assistance in any capacity to, a Competing Business (as defined below) anywhere in the continental United States where the Company or any of its affiliates conducts business. For purposes of this letter, a “competing business” means any person, firm, corporation, or other entity, in whatever form, that operates fast-casual, or casual dining restaurants (including, but not limited to, multi-unit, multi-market Mexican food, or burrito restaurant concepts offering dine-in, carry-out, catering, and delivery services). Nothing herein shall prohibit you from being a passive owner of not more than 1% of the outstanding equity interest in any entity that is publicly traded, so long as you have no active participation in the business of such entity. You also represent to us that you are under no current agreement or restriction that would impede your ability to undertake your role with Chipotle.

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Nonsolicitation:  You agree that, during your employment with the Company and for the twelve-month period commencing on the date on which your employment terminates for any reason, you shall not (1) solicit or hire, directly or by assisting others, any individual who is, on the date on which your employment terminates for any reason (or was, during the six-month period prior to such date), employed by the Company or its affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its affiliates, (2) contact or communicate with any employees of the Company or its affiliates for the purpose of inducing other employees to terminate their employment with the Company or its affiliates, or (3) induce or attempt to induce any supplier, licensee, or other business relation of the Company or its affiliates to cease doing business with the Company or its affiliates, or in any way interfere with the relationship between any such supplier, licensee, or business relation, on the one hand, and the Company or its affiliates, on the other hand.

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Nondisparagement:  You shall not at any time make any written or oral statements, representations, or other communications that disparage the business or reputation of the Company or any of its affiliates or any officer, director, employee, stockholder, agent, or representative of, or consultant to, the Company or any of its affiliates, other than to the extent necessary to respond in an appropriate and truthful manner to any legal process or give appropriate and truthful testimony in a legal or regulatory

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CHIPOTLE MEXICAN GRILL, INC. 1401 WYNKOOP STREET, SUITE 500 DENVER, CO 80202	MAIN 303.595.4000 WEB chipotle.com

proceeding. The Company shall instruct its officers and directors not to make any written or oral statements, representations, or other communications that disparage your reputation, other than to the extent necessary to respond in an appropriate and truthful manner to any legal process or give appropriate and truthful testimony in a legal or regulatory proceeding. Nothing in this paragraph is intended to (1) prevent either party from conferring in confidence with their respective legal representatives, or (2) prevent either party from responding publicly to incorrect, disparaging, or derogatory public statements to the extent reasonably necessary to correct or refute such statements.

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Remedies:  You acknowledge and agree that: (1) the purpose of the restrictive covenants set forth herein is to protect the goodwill and trade secrets and other confidential information of the Company; and (2) because of the nature of the business in which the Company and its affiliates are engaged and because of the nature of the trade secrets and other confidential information to which you will have access, it would be impractical and excessively difficult to determine the actual damages of the Company if you breached the restrictive covenants set forth herein. In the event of your breach of this section, the Company shall be entitled to cease payment of the Severance Payment (if any). In addition to the foregoing remedies and other remedies at law or in equity that may be available, the Company shall be entitled to seek specific performance and other injunctive relief. If any portion of the covenants set forth in this section is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining covenants shall not be affected thereby. In the event of any dispute between the parties regarding the interpretation of terms contained in this letter, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.

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Whistleblower Rights:  Nothing set forth in this letter is intended to, and this section shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended).

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CHIPOTLE MEXICAN GRILL, INC. 1401 WYNKOOP STREET, SUITE 500 DENVER, CO 80202	MAIN 303.595.4000 WEB chipotle.com

•	This offer letter and the terms of your employment with Chipotle shall be subject to the rules and laws of the State of Colorado.

You will also be receiving an email which will contain a link to your new hire forms, Salaried Benefits Guide, 401(k) Summary Plan Description, W-4 information and Chipotle's Handbook and confidentiality agreement. All required forms will need to be completed and electronically submitted prior to your first day of work. In addition, please remember to bring your appropriate documentation for the completion of your I-9 showing your eligibility to work in the US.

We are very excited to have you join our team and look forward to working with you! We recognize that you retain the option, as does Chipotle, of ending your employment at any time, with or without notice or cause. In other words, your employment with Chipotle is at will, and neither this letter nor any oral or written representations may be considered an obligation of Chipotle to employ you for any specific period of time.

Sincerely,

Brian Niccol

I have read, I understand, and I hereby agree to the terms of this offer letter, as of this 9th day of March, 2018.

/s/ Chris Brandt

Chris Brandt

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